Exhibit 99.1

PRESS RELEASE

Ingles Markets, Inc. Contact: Patricia E. Jackson, Chief Financial Officer pjackson@ingles-markets.com (828) 669-2941 (Ext. 223)	February 6, 2025 For Immediate Release

Ingles Markets, Incorporated Reports

Results for the First Quarter of Fiscal 2025

ASHEVILLE, N.C. - Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported results for the three months ended December 28, 2024.

Robert P. Ingle II, Chairman of the Board, stated, “As recovery efforts progress in the communities we support, we remain dedicated to offering value and providing a wide range of high-quality products to our customers. We deeply appreciate the focus, dedication and hard work of our associates in making this possible.”

Impact of Hurricane Helene

On September 27, 2024, Hurricane Helene severely impacted western North Carolina, including the area where the Company’s headquarters are located, resulting in catastrophic flooding which caused power, communication and water outages, and major road closures. Four of our stores closed due to damage sustained in the storm, of which one has reopened, and the three remaining stores are currently expected to reopen during 2025. The Company estimates that approximately $55 to $65 million of revenue was lost during the three-week period immediately following the storm due to road and power outages which prevented some stores from opening or maintaining normal store hours, as well as due to electronic payment disruptions as a result of Hurricane Helene. During the quarter ended December 28, 2024, the Company incurred approximately $5.4 million in cleanup and repair costs as a result of Hurricane Helene.

First Quarter 2025 Results

Net sales totaled $1.29 billion for the quarter ended December 28, 2024, a decrease of 13.0% compared with $1.48 billion for the quarter ended December 30, 2023.

Gross profit for the first quarter of fiscal 2025 totaled $301.1 million, or 23.4% of sales. Gross profit for the first quarter of fiscal 2024 was $348.8 million, or 23.6% of sales.

Operating and administrative expenses for the first quarter of fiscal 2025 totaled $280.7 million compared with $289.8 million for the first quarter of fiscal 2024.

Interest expense totaled $5.0 million for the first quarter of fiscal 2025 compared with $5.7 million for the first quarter of fiscal 2024. Total debt at the end of the first quarter of fiscal 2025 was $529.4 million compared with $546.9 million at the end of the first quarter of fiscal 2024.

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PRESS RELEASE

Net income totaled $16.6 million for the first quarter of fiscal 2025 compared with $43.4 million for the first quarter of fiscal 2024. Basic and diluted earnings per share for Class A Common Stock were $0.89 and $0.87, respectively, for the quarter ended December 28, 2024, compared with $2.33 and $2.28, respectively, for the quarter ended December 30, 2023.

Capital expenditures for the first quarter of fiscal 2025 totaled $37.8 million compared with $63.2 million for the first quarter of fiscal 2024.

The Company currently has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

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PRESS RELEASE

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. At December 28, 2024, three of the four stores temporarily closed due to damage sustained in Hurricane Helene remained closed, but are expected to reopen during 2025. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

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PRESS RELEASE

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 28,	December 30,
	2024	2023
Net sales	$1,288,115	$1,481,062
Gross profit	301,135	348,801
Operating and administrative expenses	280,709	289,827
Gain (loss) from sale or disposal of assets	3,146	653
Income from operations	23,572	59,627
Other income, net	3,297	3,607
Interest expense	5,011	5,706
Pretax income	21,858	57,528
Income tax expense	5,270	14,134
Net income	$16,588	$43,394
Basic earnings per common share – Class A	$0.89	$2.33
Diluted earnings per common share – Class A	$0.87	$2.28
Basic earnings per common share – Class B	$0.81	$2.12
Diluted earnings per common share – Class B	$0.81	$2.12
Additional selected information:
Depreciation and amortization expense	$30,939	$28,774
Rent expense	$1,735	$2,393

Condensed Consolidated Balance Sheets (Unaudited)

	December 28,	September 28,
	2024	2024
ASSETS
Cash and cash equivalents	$269,510	$353,688
Receivables-net	104,710	78,266
Inventories	490,792	462,085
Other current assets	25,013	31,509
Property and equipment-net	1,526,528	1,526,708
Other assets	76,719	75,627
TOTAL ASSETS	$2,493,272	$2,527,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,521	$17,521
Accounts payable, accrued expenses and current portion of other long-term liabilities	257,013	303,101
Deferred income taxes	64,056	63,767
Long-term debt	511,852	515,102
Other long-term liabilities	81,222	82,643
Total Liabilities	931,664	982,134
Stockholders' equity	1,561,608	1,545,749
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,493,272	$2,527,883

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